Exhibit 10.4

CONFIDENTIAL TREATMENT REQUESTED BY IGNYTA, INC.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) dated as of October 10, 2013 (the “Execution Date”), and effective as of the Effective Date (defined below), between Nerviano MEDICAL SCIENCES S.r.l., an Italian corporation (“Nerviano”), having a place of business at viale Pasteur, 10, 20014 Nerviano, Italy, and IGNYTA, INC., a Delaware corporation (“Ignyta”), having a place of business at 11095 Flintkote Avenue, Suite D, San Diego, CA 92121, U.S.A. A “Party” shall mean either of Nerviano and Ignyta and “Parties” shall mean both Nerviano and Ignyta.

WHEREAS, Nerviano is developing compounds for the treatment of oncology diseases and owns or has rights in the APIs and Licensed IP Rights (as each is defined below).

WHEREAS, Ignyta has capabilities in the development of oncology products and desires to obtain an exclusive license under Nerviano’s rights in the APIs and Licensed IP Rights on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

1.1 “Acquiror” shall mean a Pharmaceutical Company that after the Execution Date acquires control of Ignyta as a result, and upon consummation, of a Change of Control, where “Pharmaceutical Company” means any entity that, directly or through one or more of its Affiliates, is involved in the business of researching, testing, developing, manufacturing, packaging, marketing, distributing or selling medical devices, medical diagnostic products, or pharmaceutical or medicinal products, formulations or compounds.

1.2 “Affiliate” shall mean, with respect to a Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party, provided that, with respect to Nerviano, Affiliate means a person, corporation, partnership, or other entity that is controlled by Nerviano and/or NMS Group S.r.l., or is under common control with Nerviano. For the purposes of this definition, (i) an Affiliate is considered an Affiliate regardless of whether such Affiliate is an Affiliate on the Effective Date or becomes an Affiliate after the Effective Date and (ii) the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity either by the ownership of at least fifty percent (50%) of the voting stock of such entity or the ability to otherwise control the management of the corporation.

1.3 “API” shall mean either one of the following and “APIs” shall mean both of the following small molecules that binds to and inhibits the Exclusive Targets and that are specifically disclosed and generically described in (a) Nerviano Patent Case NMS 030 such as the molecule known internally at Nerviano as Nerviano-E628 with the chemical structure set forth on Exhibit 1.3, together with its pharmaceutically acceptable salts, esters, ethers, hydrates, isomers, mixtures of isomers, complexes or derivatives , and (b) the small molecule described in Nerviano Patent Case NMS 017 such as the molecule known internally at Nerviano as Nerviano-P360 with the chemical structure set forth on Exhibit 1.3, its pharmaceutically acceptable salts, esters, ethers, hydrates, isomers, mixtures of isomers, complexes or derivatives.

1.4 “Change of Control” shall mean the occurrence of any of the following after the Execution Date:

(a) a transaction or series of related transactions that results in the sale, transfer or other disposition of all or substantially all of Ignyta’s assets;

(b) a merger or consolidation in which Ignyta is not the surviving corporation or in which, if Ignyta is the surviving corporation, the beneficial owners of the outstanding voting securities of Ignyta immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, beneficially own, directly or indirectly, stock or other securities of Ignyta that possess 50% or more of the voting power of all Ignyta’s outstanding stock and other securities and the power to elect a majority of the members of Ignyta’s board of directors;

(c) a transaction or series of related transactions (which may include, without limitation, a tender offer for Ignyta’s stock or the issuance, sale or exchange of stock of Ignyta) whereby the beneficial owners of the outstanding voting securities of Ignyta immediately prior to such transaction or series of transactions do not, immediately after consummation of such transaction or any of such related transactions, own stock or other securities of Ignyta that possess 50% or more of the voting power of all Ignyta’s outstanding stock and other securities and the power to elect a majority of the members of Ignyta’s board of directors; or

(d) the acquisition (whether in a single transaction or series of related transactions) after the Execution Date by a Third Party or Group (as such term is defined in the Securities Exchange Act of 1934, as amended) of beneficial ownership of 50% or more of Ignyta’s voting securities or other securities, indebtedness or other rights convertible into such voting securities; provided, that a Change of Control shall not include any transaction or series of transactions solely for bona fide financing purposes in which cash is received by Ignyta or indebtedness of Ignyta is cancelled or converted or a combination thereof for so long as the Third Party or Group acquiring such ownership does not then or thereafter have any other relationship with Ignyta other than such financing arrangement, including any arrangement involving the development, manufacture or commercialization of a Product.

1.5 “Commercially Reasonable Efforts” means, as applied to Ignyta, its Affiliate or a Sublicensee, those efforts and resources that a company within the bio-pharmaceutical industry at a similar stage of development as Ignyta, such Affiliate or such Sublicensee, as applicable, would use for a compound or product with similar market and/or commercialization prospects at a similar stage in its product life cycle, taking into account the stage of development or commercialization of the compound or product, the cost-effectiveness of efforts or resources while optimizing profitability, the competitiveness of alternative compounds or products that are or are expected to be in the marketplace, the patent and other proprietary position of the compound or product, the profitability of the compound or product and alternative compounds or products and other relevant commercial factors. For purposes of this Section 1.5, milestone and royalty payments required to be paid to Nerviano under this Agreement shall not be considered in evaluating profitability or other economic factors.

1.6 “Competent Authority(ies)” shall mean, collectively, (a) the governmental entities in each country or supranational organization that is responsible for the regulation of any Product or the establishment, maintenance and/or protection of rights related to the Licensed IP Rights (including the FDA, the EMA and the MHLW), or (b) any other applicable regulatory or administrative agency in any country or supranational organization that is comparable to, or a counterpart of, the foregoing.

1.7 “Competing Product” means any small molecule that has a binding affinity for the Exclusive Targets and was specifically developed, directed or clinically tested against an Exclusive Target, and that is not an API.

1.8 “Confidential Information” means all embodiments of Nerviano Licensed IP Rights and all other information disclosed, directly or indirectly, by one Party to the other during the term of this Agreement or prior to the Effective Date, that is identified as confidential or is customarily regarded as confidential within the pharmaceutical industry, whether disclosed in electronic, tangible, oral or visual form. Without limiting the generality of the foregoing, Ignyta’s Confidential Information includes the Royalty Reports made by Ignyta to Nerviano under Article 5 of this Agreement. Confidential Information shall not include such information that: (a) was or becomes generally available to the public other than as a result of an unauthorized disclosure by a Party hereto or any of such Party’s Affiliates, employees, agents or representatives; (b) was or becomes available to a Party hereto on a non-confidential basis from a source other than (in the case of future information) any other Party hereto (or any of such Party’s Affiliates, employees, agents or representatives); provided that such source was not known to be bound by any agreement to keep such information confidential or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation; or (c) is independently developed by any Party hereto without the use of or reference to the Confidential Information of the other Party hereto or any of such other Party’s Affiliates. Information that is otherwise Confidential Information and consists of a combination of information shall not be deemed to be in the public domain if individual elements of such information are in the public domain, unless the specific combination of those elements is also in the public domain.

1.9 “Control” or “Controlled” with respect to intangible or intellectual property rights (including patent rights, know-how, trade secrets and rights to access or cross-reference regulatory filings) means possession of the right to grant a license or sublicense hereunder without violating the terms of any agreement or other arrangement with any Third Party existing at the time the applicable Party would be first required hereunder to grant the other Party such license or sublicense.

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS ARE MARKED

WITH [*****] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

1.10 “Development” means all studies and other activities required to be conducted prior to NDA Approval, including non-clinical testing, clinical studies, packaging and regulatory affairs, and any clinical or other studies required to be conducted after NDA Approval as a condition to approval of an NDA.

1.11 “Development Data” means all non-clinical and clinical data (including raw data, analyses and reports), including pharmacological, pharmaceutical, pharmacokinetic and toxicological data, relating to either API or Product that is Controlled at any time during the term of this Agreement by either Party or their Affiliates, including all such data generated by a CRO for a Party.

1.12 “Development Plan” means the plan for Development of the Product established by the JDC, as such plan is further defined in Section 7.7. An initial Development Plan is outlined in Exhibit 1.12.

1.13 “Early Development Term” means the term starting from the Effective Date and ending with the completion of a Phase IIa Clinical Trial or with the second anniversary of the Effective Date, whichever occurs first.

1.14 “Effective Date” shall mean the date on which Ignyta notifies Nerviano that Ignyta has completed the Financing by receiving aggregate gross proceeds of at least Twenty Million United States Dollars (US $20,000,000) in connection with the sale or issuance of any equity securities (convertible or otherwise) or debt securities.

1.15 “EMA” shall mean the European Agency for the Evaluation of Medicinal Products of the European Union, or the successor thereto.

1.16 “Exclusive Targets” shall mean the following:

(a) the protein commonly known as TrkA, with [*****],

(b) the protein commonly known as TrkB, with [*****],

(c) the protein commonly known as TrkC, with [*****],

(d) the protein commonly known as ROS1, with [*****],

(e) the protein commonly known as ALK, with [*****], and

(f) any derivatives, parts or polymorphisms (including without limitation splice variants) of any of the foregoing proteins and the nucleotide sequences that encode any of the foregoing.

1.17 “FDA” shall mean the Food and Drug Administration of the United States, or the successor thereto.

1.18 “Field” shall mean all fields of use, including without limitation the diagnosis, prevention or treatment of any disease, state or condition in humans or other animals.

1.19 “Financing” shall mean any financing of Ignyta, after the Execution Date, whether in one transaction or a series of related transactions, in which Ignyta receives aggregate gross proceeds of at least Twenty Million United States Dollars (US $20,000,000). As of the Effective Date, Ignyta intends to use commercially reasonable efforts to use a substantial portion of the Financing for the development and commercialization of the Products.

1.20 “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product to an end user after all necessary marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.

1.21 “Ignyta Know-How” means know-how that (a) is Controlled by Ignyta or its Affiliates as of the Effective Date or during the term of the Agreement and (b) is necessary or useful to develop, make, have made, use, sell, offer to sell, import, export, register and promote a Product in the Territory, but only to the extent that such know-how is related to the API or a Product or a method of using or manufacturing an API or Product.

1.22 “Ignyta Patents” means the patents and patent applications (including provisional applications, continuations, divisionals and continuations-in-part) that are Controlled by Ignyta or its Affiliates as of the Effective Date or at any time during the term of this Agreement that, in each case, claim the API, a Product or their method of formulation, manufacture or use, and all patents issuing therefrom (and all substitutions, reissues, renewals, reexaminations, supplementary protection certificates, extensions, registrations and confirmations of any of the foregoing patents).

1.23 “Inventions” shall mean any invention, improvement, modification, know-how, information or other technology that is first conceived by either or both of the Parties pursuant to work conducted under the Development Plan.

1.24	“Licensed IP Rights” shall mean, collectively, the Nerviano Patents and the Nerviano Know-How.

1.25 “Major Market Countries” shall mean the United States, United Kingdom, France, Spain, Italy, Germany, Japan and China.

1.26	“MHLW” shall mean the Ministry of Health, Labour and Welfare of Japan, or the successor thereto.

1.27 “NDA” shall mean a New Drug Application, or similar application for marketing approval of a Product submitted to the FDA, EMA or MHLW, or any comparable Competent Authority.

1.28 “Nerviano Know-How” shall mean all trade secrets and other know-how rights in and to all data, information, regulatory correspondence, compositions and other technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) that are (a) controlled by Nerviano or its Affiliates as of the Effective Date or at any time during the term of this Agreement and (b) are necessary or useful for Ignyta to make, use, develop, sell or seek regulatory approval to market a composition, or to practice any method or process, at any time claimed or disclosed in any issued patent or pending patent application within the Licensed Patent Rights or that otherwise relate to the APIs or their manufacture or use.

1.29 “Nerviano Patents” shall mean the patents that are Controlled by Nerviano or its Affiliates as of the Effective Date or at any time during the term of this Agreement and are (a) the patents and patent applications listed on Exhibit 1.28, (b) all patents and patent applications in any country of the world that claim or cover either or both of the APIs, or the manufacture or use thereof, and in which Nerviano heretofore or hereafter has an ownership or (sub)licensable interest, (c) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications described in clauses (a) and (b) above or the patent applications that resulted in the patents described in clauses (a) and (b) above, and (d) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.

1.30 “Net Sales” means the gross amount invoiced on sales of the Product by Ignyta, or its Affiliates or Sublicensees, to unrelated Third Parties less deductions for the following items, as allocable to such Product (if not previously deducted from the amount invoiced) and consistent with customary business practices:

(a) any rebates, quantity, trade and cash discounts;

(b) charge-back payments and rebates granted to managed health care organizations or to federal, state, and local governments, their respective agencies, purchasers, or reimbursers, including mandatory rebates;

(c) retroactive price reductions, credits or allowances actually granted upon rejections or returns of Products, including for recalls or damaged goods;

(d) a reasonable allowance for bad debts relating to the Product, taken in accordance with U. S. Generally Accepted Accounting Principles, consistently applied;

(e) freight, insurance, data and other charges or fees related to the shipping or handling of Licensed Products or services provided in connection with the shipping or handling of Licensed Products (to the extent borne by the Party) and inventory management fees, discounts or credits; provided that the cumulative annual amount of such deductions under this paragraph (e) shall not exceed three percent (3%) of the cumulative annual gross sales; and

(f) sales taxes, excise taxes, use taxes, tariffs and import/export duties, or other governmental charges actually due or incurred with respect to such sales, including value-added taxes. All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to the Product and other products or services of Ignyta, and its Affiliates or Sublicensees, such that the Product does not bear a disproportionate portion of such deductions. The transfer of Product by Ignyta to an Affiliate or Sublicensee of Ignyta shall not be considered a sale. Every other commercial use or disposition of a Product by Ignyta or its Sublicensees in barter or other transactions (other than dispensing of reasonable and customary quantities of promotional samples, for testing or trials, or for compassionate use) shall be considered a sale of

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS ARE MARKED

WITH [*****] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

such Product at the weighted average Net Sales price for such Product during the preceding quarter.

Where the consideration for Licensed Products includes any non-cash element, the Net Sales applicable to any such transaction shall be the fair market value for the applicable quantity for the period in question in the applicable country of the Territory. The fair market value shall be determined, wherever possible, by reference to the average selling price of the relevant Product in arm’s length transactions in the relevant country. If a Product is sold in a package or formulated in combination with one or more other active ingredients that are not API (as used in this definition of Net Sales, a “Combination Product”), then for each quarter payment period and on a country-by-country basis, the gross amount invoiced for that Product shall be calculated by multiplying the gross amount invoiced for such Combination Product by the fraction A/(A+B), where “A” is the gross amount invoiced for the Product sold separately and “B” is the gross amount invoiced for the other active ingredient(s) sold separately. If the other active ingredient is not sold separately, then the gross amount invoiced for that Product shall be calculated by multiplying the gross amount invoiced for the Combination Product by the fraction A/C, where “A” is the gross invoice amount for the Product, if sold separately, and “C” is the gross invoice amount for the Combination Product. If a particular Combination Product is not addressed by the foregoing, Net Sales for royalty determination shall be determined by the Parties in good faith.

1.31 “Non-Royalty Income” means any and all consideration in any form provided by a Sublicensee to Ignyta or any of its Affiliates for a grant of a sublicense under any of the Licensed IP Rights including without limitation [*****]

1.32 “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.33 “Phase I Clinical Trial” shall mean a human clinical trial that is intended to initially evaluate the safety and/or pharmacological effect of a Product in subjects or that would otherwise satisfy requirements of 21 C.F.R. 312.21(a), or its foreign equivalent.

1.34 “Phase II Clinical Trial” shall mean a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent. A Phase IIa Clinical Trial shall not be a Phase II Clinical Trial until such time as the portion of the clinical trial described above is commenced. For the avoidance of doubt, a phase I/II expansion cohort study shall not be a Phase II Clinical Trial.

1.35 “Phase IIa Clinical Trial” shall mean a human clinical trial in any country that is solely intended to make a preliminary determination of the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study.

1.36 “Phase III Clinical Trial” shall mean a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Product as a basis for an NDA or would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent.

1.37 “Product(s)” shall mean any product that incorporates one or both of the APIs and if made, used, sold, offered for sale or imported absent the license granted hereunder would infringe a Valid Claim, or that otherwise uses or incorporates the Nerviano Know-How.

1.38 “Registration(s)” shall mean any and all permits, licenses, authorizations, registrations or regulatory approvals (including NDAs) required and/or granted by any Competent Authority as a prerequisite to the development, manufacturing, packaging, marketing and selling of any product.

1.39 “Royalty Term” shall mean, with respect to each Product in each country, the longer of (a) term for which a Valid Claim remains in effect and would be infringed but for the license granted by this Agreement, by the use, offer for sale, sale or import of such Product in such country, and (b) ten (10) years after the First Commercial Sale of such Product in such country.

1.40 “Sublicense Agreement” means any agreement or set of agreements under which Ignyta grants a Sublicensee a sublicense, option or other right allowing such Sublicensee to develop, use, distribute or sell the Product. A distributor agreement shall not be a Sublicense Agreement.

1.41 “Sublicensee” means an Affiliate or Third Party to whom Ignyta grants a sublicense under any Nerviano Technology to develop, use, distribute or sell the Product in the Territory, or otherwise grants any right to develop, promote, distribute and sell the Product in the Territory. A distributor shall not be a Sublicensee.

1.42 “Supply Agreement” means an agreement that may be entered into between Ignyta and Nerviano after the Execution Date pursuant to which Nerviano produces Product for, and supplies Product to, Ignyta.

1.43 “Territory” shall mean the world.

1.44 “Third Party” shall mean any Person other than Nerviano, Ignyta and their respective Affiliates.

1.45 “Valid Claim” shall mean a claim of an issued and unexpired patent included within the Licensed IP Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.46 “Interpretation”.

(a) Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”);

(b) “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(c) The recitals set forth at the start of this Agreement, along with the Exhibits and Schedules to this Agreement, and the terms and conditions incorporated in such recitals, Exhibits and Schedules shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals, Exhibits and Schedules and the terms and conditions incorporated in such recitals, Exhibits and Schedules;

(d) Unless otherwise provided, all references to Sections, Articles, Schedules and Exhibits in this Agreement are to Sections, Articles, Schedules and Exhibits of and to this Agreement;

(e) All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters or calendar years;

Any reference to any federal, national, state, local or foreign statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

2.	REPRESENTATIONS AND WARRANTIES

2.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Execution Date as follows:

(a) Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

(b) Such Party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(c) All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained.

(d) The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

2.2 Additional Nerviano Representations and Warranties. Nerviano hereby represents and warrants to Ignyta that Nerviano (a) is the sole owner or exclusive licensee of the Licensed IP Rights, and except as Nerviano has expressly informed Ignyta in writing prior to the date of this Agreement, has not granted to any Third Party any license or other interest in the Licensed IP Rights, (b) is not aware of any Third Party patent, patent application or other intellectual property rights that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in the Nerviano Patents or which constitutes Nerviano Know-How or (ii) by making, using or selling Products, (c) is not aware of any infringement or misappropriation by a Third Party of the Licensed IP Rights, (d) all inventors of the inventions claimed in the Nerviano Patents have assigned all their right, title and interest in and to such inventions to Nerviano, and (e) is not developing Milciclib or Danusertib for use in connection with TrkA.

2.3 Additional Ignyta Representations and Warranties. Ignyta hereby further represents and warrants to Nerviano that as, of the Execution Date, no Pharmaceutical Company owns more than five (5) percent of Ignyta’s currently outstanding and fully diluted shares of stock or other securities of Ignyta, indebtedness or options, warrants or other rights convertible into such securities, nor has entered into any agreement or other arrangement to acquire any such securities or other rights.

2.4 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR MANDATED BY APPLICABLE LAW (WITHOUT THE RIGHT TO WAIVE OR DISCLAIM), NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE PRODUCT, ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS, THE SUCCESS OF EFFORTS CONTEMPLATED UNDER THIS AGREEMENT, OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF PERFORMANCE, MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

3.	LICENSE GRANT; EXCLUSIVITY

3.1 Licensed IP Rights.

(a) Nerviano hereby grants to Ignyta an exclusive license (with the right to grant Sublicenses subject to Section 3.3) under the Licensed IP Rights to conduct research and to develop, make, have made, use, offer for sale, sell and import Products in the Territory for use in the Field.

(b) Nerviano hereby grants to Ignyta a royalty-free, non-exclusive license (with the right to grant Sublicenses subject to Section 3.3) under any patent, know-how or other intellectual property rights Controlled by Nerviano to research and to develop, make, have made, use, offer for sale, sell and import any diagnostic product for one or more of the Exclusive Targets.

3.2 Exclusivity. For the period commencing with the Effective Date and ending on the fifth (5th) anniversary of the Effective Date, neither Nerviano nor its Affiliates shall, directly or indirectly, initiate or conduct (or enable or license any Third Party to) research, develop and/or commercialize a Competing Product.

3.3 Sublicenses. Subject to the terms and consistent with the obligations of this Agreement, Ignyta shall have the right to grant sublicenses within the scope of the licenses under Section 3.1. For the avoidance of doubt, the right for Ignyta to grant sublicense is intended to include the right to further sublicense provided that Ignyta or its Sublicensee shall inform Nerviano in writing of such further sublicense.

3.4 Availability of the Licensed IP Rights and APIs. Nerviano shall promptly provide Ignyta with a copy of all information available to Nerviano relating to the Licensed IP Rights or APIs, including without limitation: (a) all quantities of the APIs (whether GMP o non-GMP), (b) all assays to one or more of the Exclusive Targets (including diagnostic, pharmacology or release assays), (c) information and know-how regarding the manufacture or use of the APIs or otherwise relating to the Exclusive Targets, (d) regulatory submissions, (e) communications with the Competent Authorities (including the minutes of any meetings), (f) trial master files, including case report forms, (g) listings and tables of results from the clinical trials, (h) treatment-related serious adverse event reports from the clinical trials, (i) storage of and access permission to any retained samples of materials used in clinical trials, and (j) access to CROs, clinical sites and investigators involved in the clinical trials.

3.5 Registrations. Nerviano acknowledges and agrees that Ignyta shall own all Registrations for Products for use in the Field in each country in the Territory. After the Effective Date, Nerviano shall transfer to Ignyta all Registrations for Products. Nerviano hereby grants to Ignyta a free-of-charge right to reference and use and have full access to all other Registrations and all other regulatory documents that relate to the Licensed IP Rights or APIs, including INDs, BLAs, NDAs and DMFs (whether as an independent document or as part of any NDA, and all chemistry, manufacturing and controls information), and any supplements, amendments or updates to the foregoing (for the purposes of this Section, the “Right of Reference”). Ignyta shall have the right to (sub)license the Right of Reference to its sublicensees and Affiliates. Nerviano shall promptly notify Ignyta of any written or oral notices received from, or inspections by any Competent Authority relating to any such Registrations, and shall promptly inform Ignyta of any responses to such written notices or inspections and the resolution of any issue raised by such Competent Authority. During the time that Nerviano is the holder of a Registration, Ignyta shall be entitled to attend any and all meetings and participate in telephone calls with the Competent Authorities, including without limitation any meeting preparation, meeting co-ordination and preparation of minutes.

3.6 Supply of API. Within thirty (30) days following the Effective Date, the Parties shall negotiate in good faith and agree on terms and conditions for the Supply Agreement for the pre-clinical and clinical supply of the APIs.

4.	FINANCIAL CONSIDERATIONS

4.1 License Fees.

(a) Subject to the terms of this Agreement, including without limitation Section 10.1, upon the

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS ARE MARKED

WITH [*****] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

earlier of December 31, 2013 (or such later date as the Parties may mutually agree in writing pursuant to Section 10.1) or ten (10) days after the closing of a Financing, Ignyta shall pay to Nerviano a non refundable initial fee of Seven Million United States Dollars (US $ 7,000,000). (b) In case of sublicensing of rights to or under any of the Licensed IP Rights during the Early Development Term, then Ignyta, in addition to the initial License fee as per Section 4.1(a), shall pay to Nerviano a further amount equal to [*****] of any Non-Royalty Income received from the Sublicensee.

(c) Effective as of the Effective Date, Ignyta will issue a five (5) year warrant to Nerviano to purchase up to fifty thousand (50,000) shares of Ignyta’s Common Stock, based on the capitalization of Ignyta as of the Execution Date, at the per share price utilized in a PIPE financing contemplated by Ignyta to occur on or before November 30, 2013 immediately following the merger of Ignyta into a public company (the “Merger and Financing”), on customary terms and as adjusted to reflect the Merger and Financing and certain stock splits and similar transactions. Further, Nerviano may elect to receive up to One Million United States Dollars ($1,000,000) of the upfront license fee under Section 4.1(a) in shares of Ignyta’s Common Stock at the per share price in the PIPE financing for sixty (60) days after the Effective Date and subject to the terms of the PIPE financing, and all subject to applicable law.

4.2 Royalties.

Ignyta shall pay Nerviano the following royalties (“Royalties”):

4.2.1 During the applicable Royalty Term for a Product, on a Product-by-Product and country by country basis, subject to the terms and conditions of this Agreement, with respect to annual Net Sales of each Product by Ignyta its Affiliates or Sublicensees, Ignyta shall pay to Nerviano Royalties equal to:

(a) for annual Net Sales of such Product in countries where the sale of such Product is covered by a Valid Claim in such country, then:

(i) [*****] of the first [*****] United States Dollars (US [*****]) of such Net Sales,

(ii) [*****] of such Net Sales in excess of [*****] United States Dollars (US [*****]) but less than [*****] United States Dollars (US [*****]), and

(iii) [*****] of such Net Sales in excess of [*****] United States Dollars (US [*****]), and

(b) for annual Net Sales of such Product in countries where the sale of such Product is not covered by a Valid Claim in such country, [*****] of such Net Sales.

Only one royalty shall be owing for a Product regardless of how many Valid Claims cover such Product.

4.2.2 Third Party Royalties. If Ignyta, its Affiliates or sublicensees is required to pay royalties to any Third Party in order to exercise its rights hereunder to make, have made, use, sell, offer to sale or import any Product, then Ignyta shall have the right to credit [*****] of such Third Party royalty payments against the royalties owing to Nerviano under Section 4.2.1 and 4.2.2 with

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS ARE MARKED

WITH [*****] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

respect to sales of such Product in such country; provided, however, that Ignyta shall not reduce the amount of the royalties paid to Nerviano under Section 4.2.1 and 4.2.2 by reason of this Section 4.2.3, with respect to sales of such Product in such country, to less than [*****] of the royalties that would otherwise be due under Section 4.2.1 and 4.2.2.

4.3 Milestone Payments. Ignyta shall pay to Nerviano the following amounts within [*****] days following the first achievement of the applicable development milestone event as set forth below. Each milestone payment is due only one time.

Milestone Event	Payment
(in US Dollars)

[*****]	[*****	]

[*****]	[*****	]

[*****]	[*****	]

[*****]	[*****	]

[*****]	[*****	]

[*****]	[*****	]

[*****]	[*****	]

[*****]	[*****	]

[*****]	[*****	]

[*****]	[*****	]

[*****]	[*****	]

[*****]	[*****	]

[*****]

4.5 Payment for Services. Prior to December 31, 2014, Ignyta will purchase no less than $1,000,000 of Services from Nerviano, provided that Nerviano is willing and able to offer the Services that Ignyta reasonably requires for development of a Product. Such “Services” could include, but are not limited to, provision of API under a Supply Agreement, technology transfer activities, preclinical activities, process development activities, assay development activities. The cost of such services shall be reasonably negotiated by both Parties. If this Agreement is terminated under Section 11.1 for Ignyta’s inability to receive the whole Financing by December 31, 2013, then Ignyta shall have no obligations under this Section 4.5.

5.	ROYALTY REPORTS AND ACCOUNTING

5.1 Royalty Reports. Within sixty (60) days after the end of each calendar quarter during the term of this Agreement following the First Commercial Sale of a Product, Ignyta shall furnish to Nerviano a quarterly written report stating in reasonably specific detail (a) the gross sales of a Product sold by Ignyta, its Affiliates, Sublicensees or Acquiror, (b) the units sold by Ignyta, its Affiliates, Sublicensees or Acquiror and the calculation of Net Sales during such calendar quarter on a country by country basis; (c) the calculation of the royalties, if any, that shall have accrued based upon such Net Sales; (d) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (e) the exchange rates, if any, used in determining the amount of United States Dollars. With respect to sales of Products invoiced in United States Dollars, the gross sales, Net Sales and royalties payable shall be expressed in United States Dollars. With respect to Net Sales invoiced in a currency other than United States Dollars, such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States Dollar equivalent. The United States Dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

5.2 Audits.

5.2.1 Ignyta shall keep full and true books of accounts and other records in sufficient detail so that the Royalties payable hereunder can be properly ascertained. Upon the written request of Nerviano and not more than once in each calendar year, Ignyta shall permit an independent certified public accounting firm of nationally recognized standing selected by Nerviano and reasonably acceptable to Ignyta, at Nerviano’s expense, to have access during normal business hours to such books and financial records of Ignyta as may be necessary to determine the correctness of any Payment Report or payment made under this Agreement or to obtain information as to Royalties payable in case of failure to report or pay pursuant to the terms of this Agreement and as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which Nerviano has already conducted an audit under this Section.

5.2.2 If such accounting firm concludes that additional amounts were owed during the audited period, Ignyta shall pay such additional amounts within thirty (30) days after the date Nerviano delivers to Ignyta such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Nerviano; provided, however, if the audit discloses that the royalties payable by Ignyta for such period are more than one hundred five percent (105%) of the royalties actually paid for such period, then Ignyta shall pay the reasonable fees and expenses charged by such accounting firm. Ignyta shall require each Sublicensee (whether an Affiliate or a Third Party) to extend to Nerviano the same audit rights as those described in this Section 5.2.

5.2.3 Nerviano shall cause its accounting firm to retain all financial information subject to review under this Section 5.2 in strict confidence; provided, however, that Ignyta shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Ignyta regarding such financial information. The accounting firm shall disclose to Nerviano only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. Nerviano shall treat all such financial information as Ignyta’s Confidential Information.

6.	PAYMENTS

6.1 All payments due under this Agreement shall be paid in immediately available funds in US Dollars to the bank account designated in writing by Nerviano. To the extent Net Sales are accrued in currencies other than dollars, Net Sales shall be converted to US Dollars at the year to date average daily rate of exchange as published by Reuters for the applicable currency as of the last business day of the applicable quarter.

6.2 Payment Terms Royalties shown to have accrued by each royalty report provided for under Section 5 shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

6.3 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Product is sold, Ignyta shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to Nerviano’s account in a bank or other depository institution in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

6.4 Withholding Taxes. Ignyta shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Ignyta, its Affiliates or sublicensees, or any taxes required to be withheld by Ignyta, its Affiliates or sublicensees, to the extent Ignyta, its Affiliates, sublicensees or Acquirors pay to the appropriate governmental authority on behalf of Nerviano such taxes, levies or charges. Ignyta shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Nerviano by Ignyta, its Affiliates or sublicensees. Ignyta promptly shall deliver to Nerviano proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

7.	DEVELOPMENT

7.1 Joint Development Committee.

(a) Within 30 days following the Effective Date, Nerviano and Ignyta shall appoint a Joint Development Committee (the “JDC”) to exchange information regarding all activities related to the Development of the Product, including to facilitate the transfer from Nerviano to Ignyta of Nerviano Know-How. The JDC shall continue to be in effect until the receipt of the first Regulatory Approval for the Product.

(b) The JDC will consist of four individuals of which two will be designated by Nerviano and two will be designated by Ignyta. Ignyta has the right to designate the chair of the JDC. One representative from each Party shall be a senior executive from such Party, and the other representative shall be the project leader from such Party. Each Party shall have the right, at any time, to designate by written notice to the other Party, a replacement for any of such Party’s members on the JDC. The JDC shall endeavor to work by consensus. Where consensus cannot be reached, Ignyta shall make the final determination after consultation with Nerviano and considering Nerviano’ position in good faith; provided, however, that Ignyta shall not make any final determination that conflicts with the terms and conditions of this Agreement. As the time of the establishment of the JDC, each Party shall also designate one of its members of the JDC as the primary contact and coordinator for such Party, to facilitate communication and coordination of the Parties’ activities under the Agreement (the “Project Coordinator”).

(c) The JDC shall meet as necessary, but, in any event no less frequently than twice each year. In lieu of in person meetings, meetings of the JDC may take place by telephonic or video conference. The site for the in-person meetings shall alternate between Nerviano, Italy and San Diego, California, or such other location agreed to by the Parties. Other than with respect to special meetings of the JDC, which may be called by either Party on not less than ten days prior written notice (which notice may be by e-mail), the chairperson shall send to the members of the JDC a notice of and agenda for each meeting at least five business days prior to the date of such meeting.

(d) Promptly after each meeting of the JDC, the chairperson shall (or shall designate another member of the JDC) to prepare and distribute, via facsimile or e-mail to all members of the JDC, draft action steps and decisions of the meeting. Promptly after the draft action steps and decisions are distributed, the members shall either note their approval or provide proposed revisions to the draft. Promptly after the receipt of all approvals or proposed revisions to the draft, the chairperson shall issue the final action steps and decisions of the JDC.

(e) Each Party shall bear its own costs, including travel, lodging, food and telephone or video conference costs, for its personnel serving on the JDC or attending any meeting of the JDC.

7.2 Development Plan. A preliminary summary development plan, including required timelines and other diligence requirements, for the Product (the “Initial Development Plan”) is attached as Exhibit 1.12. Within 90 days after the Effective Date, the JDC shall replace the Initial Development Plan with a reasonably detailed master development plan, which shall be consistent with the Initial Development Plan, and which shall be attached hereto as Exhibit 7.2 (such plan, as amended by the JDC from time to time through written communications such as via email, is referred to as the “Development Plan”).

7.3 On-Going Clinical Studies. The Parties acknowledge that, as of the Execution Date, there are on-going clinical studies of which Nerviano is the sponsor, as described in Exhibit 7.3 (the “On-Going Clinical Studies”). For any On-Going Clinical Study that is included in the Initial Development Plan, the Parties shall cooperate to effect the transfer to Ignyta of all necessary filings, documentation, data and contractual relationship as promptly as practicable after the Effective Date, and Ignyta shall reimburse all pre-approved, reasonable and documented external costs incurred by Nerviano in conducting such On-Going Clinical Study after the Effective Date prior to such transfer. Until the Effective Date, Nerviano shall continue the On-Going Clinical Studies in the same manner as prior to the Execution Date.

7.4 Development Activities. Pursuant to the Development Plan and using Commercially Reasonable Efforts, Ignyta, either on its own or through its Affiliates or Sublicensees, shall conduct all additional Development necessary for Regulatory Approval of the Product in all Major Market Countries. All such Development activities shall be conducted in accordance with the principles of GLP, GMP and GCP, as applicable, or the regulatory guidelines applicable to the country in which such activities are conducted.

7.5 Nerviano Support. Commencing on or promptly following the Execution Date, Nerviano shall provide Ignyta with Nerviano Know-How in its possession that is reasonably required to conduct the Development of the Product, or is reasonably requested by Ignyta.

7.6 Regulatory Approvals. Ignyta, either on its own or through its Affiliates or permitted Sublicensees, shall use Commercially Reasonable Efforts to (a) obtain Regulatory Approvals for the Product in accordance with the Development Plan; (b) compile, submit and prosecute in a timely manner all necessary data, documents, NDAs (including labeling), in a format acceptable to the applicable Regulatory Authorities, except that if Ignyta requests then Nerviano shall assist Ignyta in completing the CMC section of the filings; and (c) maintain and renew the Regulatory Approvals obtained by Ignyta and hold all such filings and approvals in its name, all at Ignyta’s expense. Ignyta shall pay all user fees and other costs required to obtain and maintain such NDA Approvals. Ignyta and its Affiliates may use and cross-reference any INDs held by Nerviano for the Product.

7.7 On-Going Disclosure Regarding Development. Ignyta will keep Nerviano informed about Ignyta’s (and its CRO’s), or its Affiliate’s or Sublicensee’s, efforts to develop the Product, including summaries regarding Ignyta’s progress towards meeting the pertinent goals and milestones in the Development Plan, and any major changes to the Development Plan. Such disclosures will be made through the JDC at JDC meetings and in a written report to be attached to or included in the minutes of each JDC meeting. Without limiting the generality of the foregoing, such reports will contain the following: filing of an IND or NDA with respect to the Product in any jurisdiction; initiation of any clinical study with respect to the Product in any jurisdiction; and identification of NDA Approvals in any jurisdiction.

7.8	Development Data.

(a) Promptly after the Effective Date, Nerviano shall transfer to Ignyta all existing Development Data and during the term of this Agreement Nerviano shall promptly and consistently transfer to Ignyta all Development Data as and when generated or developed. Ignyta shall be the sole owner of the Development Data and Nerviano does and hereby assigns to Ignyta all of its right, title and interest therein.

(b) Both Parties shall develop and maintain the Development Data, related records, documents and raw data in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the development of the API and Product.

7.9 Reporting Adverse Drug Reactions/Experiences. Promptly following the Execution Date, the Safety Departments of Ignyta and Nerviano will develop and agree upon safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning Adverse Drug Reactions, product quality and product complaints involving Adverse Drug Reactions, sufficient to permit each Party to comply with its legal obligations, including to the extent applicable, those obligations contained in ICH guidelines E2A, E2B and E2C, and such agreed upon procedures will be set forth in a separate written agreement. Such safety data exchange procedures shall be in effect for as long as Nerviano continues to perform ongoing clinical studies under Section 7.3, and will be promptly updated if required by changes in legal requirements or by agreement between the Parties. Ignyta shall be responsible for reporting all Adverse Drug Reactions to the appropriate Regulatory Authorities in the Territory in accordance with the appropriate laws and regulations of the relevant countries and authorities. Ignyta will ensure that its Affiliates and Sublicensees comply with all such reporting obligations. For the avoidance of doubt, Ignyta shall have no obligation to provide reimbursement or other compensation to Nerviano for information required to be disclosed pursuant to this Section 7.9.

7.10 Development Diligence. Ignyta shall use Commercially Reasonable Efforts to conduct the development activities with respect to the Products pursuant to the Development Plan. In any event, Ignyta shall: (i) at Ignyta’s option, either continue the On-Going Clinical Studies or commence the planned clinical studies referred to in the Initial Development Plan as the “Initial Clinical Studies”, in either case within nine (9) months after the Effective Date; provided, that Nerviano has timely complied with its obligations under Section 7.5 and, to the extent required for initiation of the Initial Clinical Studies, Section (Manufacturing), and has timely supplied adequate material for such Initial Clinical Studies in accordance with the Supply Agreement; and (ii) thereafter use Commercially Reasonable Efforts to conduct the Initial Clinical Studies.

8.	MANUFACTURE

8.1 Product Supply. Ignyta shall have the right to manufacture or engage a third party manufacture for a supply of the API or Product. However, the Parties shall negotiate in good faith for thirty (30) days after the Effective Date to reach mutual agreement on the terms of the Supply Agreement pursuant to which Nerviano would provide a non-exclusive supply of API and/or Product to Ignyta.

8.2 DMF. To the extent required CMC information is not contained in the IND’s submitted to the FDA, Ignyta shall establish with the FDA a drug master file for the Product (“DMF”) and, if requested by Ignyta, Nerviano shall assist Ignyta in obtaining the DMF.

9.	CONFIDENTIALITY

9.1 Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each Party shall maintain in confidence all information of the other Party that is disclosed by the other Party and identified as, or acknowledged to be, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each Party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each Party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

9.2 Permitted Disclosures. The confidentiality obligations contained in Section 9.1 shall not apply to the extent that (a) any receiving Party (the “Recipient”) is required (i) to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, provided that the Recipient shall provide written notice thereof to the other Party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product; or (b) to disclose to its employees, directors, consultants, Sublicensees or Affiliates who have a need to know for purposes of this Agreement and are under an obligation of confidentiality equivalent to that of the Recipient. Notwithstanding any other provision of this Agreement, Ignyta may disclose Confidential Information of Nerviano relating to information developed pursuant to this Agreement to any Person with whom Ignyta has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with Ignyta.

9.3 Disclosure of Financial and Other Terms. Except as required by applicable laws, treaties and agreements (including securities laws), the Parties agree that the material terms of this Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, (a) either Party may disclose such terms as are required to be disclosed in its publicly-filed financial statements or other public statements, pursuant to applicable laws, regulations and stock exchange rules (e.g., the U.S. Securities and Exchange Commission, NASDAQ, NYSE, or any other stock exchange on which securities issued by Ignyta or Nerviano may be issued); provided, such Party shall provide the other Party with a copy of the proposed text of such statements or disclosure (including any exhibits containing this Agreement) sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text (including redacted versions of this Agreement), (b) either Party shall have the further right to disclose the material financial terms of this Agreement on a confidential basis to any potential and actual Sublicensee, Acquiror, merger partner or potential providers of financing and their advisors in connection with due diligence investigations by, or presentations to, such entities, and (c) either Party shall have the right to disclose information regarding the development or commercialization status of a Product to the extent such disclosure is customary and material to their potential and actual Sublicensees, current investors, or required by applicable laws or stock exchange rules. Neither Party shall make any other statement to the public regarding the execution and/or any other aspect of the subject matter of this Agreement, except: (x) where a Party reasonably believes disclosure is required under applicable laws or ethical commercial practice, (y) for customary discussions with current or prospective investors and analysts, and (z) either Party may use the text of a statement previously approved by the other Party. Promptly after the Effective Date, the Parties will draft and issue a mutually acceptable press release.

9.4 Publication. Nerviano shall not publish, present or disclose any data, information or results regarding the APIs or their use without the prior written consent of Ignyta. If Nerviano desires to make any such publication, presentation or disclosure, Nerviano shall first submit to

Ignyta for its review, a copy of any proposed publication, presentation or other disclosure at least thirty (30) days prior to the date of submission for publication, presentation or other disclosure. If Ignyta gives written notice to Nerviano that it does not desire that the data, information or results be published, presented or otherwise disclosed, or Ignyta requests that certain of such data, information or results be removed for confidentiality or patent filing purposes, then Nerviano will not make such publication, presentation or other disclosure or will remove such data, information or results, as applicable.

10.	INTELLECTUAL PROPERTY

10.1 Trademarks. Ignyta shall select and own the trademarks used on the Products (the “Product Trademarks”); provided, that no Product Trademark shall be the same as or confusingly similar to a trademark used by Nerviano as of the date of Ignyta’s intended first use for any of its other products nor contain the words “Nerviano Medical Sciences.”

10.2 Ownership of Inventions. Subject to the terms hereof, including the licenses and other rights granted hereunder, all Inventions shall be owned as follows:

(a) Nerviano shall own the entire right, title and interest in and to all Inventions (including all patents and other intellectual property rights thereto) made solely by its employees or others acting on behalf of Nerviano (or solely by such persons and Third Parties performing work for Nerviano) in the performance of the Development Plan or other activities undertaken under this Agreement (“After-Developed Nerviano Inventions”). All After-Developed Nerviano Inventions will be included in the license and right granted under Article 2 above;

(b) Ignyta shall own the entire right, title and interest in and to all Inventions (including all patents and other intellectual property rights thereto) made solely by its employees or others acting on behalf of Ignyta (or solely by such persons and Third Parties performing work for Ignyta) in the performance of the Development Plan or other activities undertaken under this Agreement;

(c) The Parties shall jointly own all Joint Inventions (as defined below). Nerviano’ rights in and to each Joint Invention (including all patent rights and other intellectual property rights to it) will be included in the license and rights granted under Article 2 above, and, subject to such license and rights, each Party may make, use, sell, keep, license or assign its interest in Joint Inventions and otherwise undertake all activities a sole owner might undertake with respect to such Joint Inventions, without the consent of and without accounting to the other Party. “Joint Inventions” means Inventions for which it is determined, in accordance with United States patent law, that both: (i) one or more employees, consultants or agents of Nerviano or any other persons obligated to assign such Invention to Nerviano; and (ii) one or more employees, consultants or agents of Ignyta or any other persons obligated to assign such Invention to Ignyta, are joint inventors.

10.3	Prosecution of Patents.

(a) Sole Inventions. Subject to the provisions of paragraphs (b) and (c) below, each Party shall have the right to: (i) determine whether patent applications should be filed on Inventions owned by it (other than Joint Inventions), and if so, where and when; (ii) control the prosecution and procurement of any such patents and any other Nerviano Patents, in the case of Nerviano, including their issuance, reissuance, reexamination and the defense of any interference, revocation or opposition proceedings, and to decide in which countries to maintain such patents when issued and for how long; and (iii) select all counsel or other parties necessary to prepare, file, prosecute and maintain all Nerviano Patents, in the case of Nerviano, or to advise or represent it in connection with such patent applications or patents. Ignyta shall reimburse Nerviano for the reasonable costs and expenses of filing, prosecuting and maintaining the Nerviano Patents except for any Post Grant Proceedings, which will be negotiated in good faith on a case-by-case basis but Ignyta shall not be liable for such costs unless the parties have reached agreement. For the purpose of this Article 10.3, “prosecution” shall include any post-grant proceeding including patent interference proceeding, inter partes review, opposition proceeding and reexamination (collectively, “Post Grant Proceedings”).

(b) Joint Inventions. Ignyta shall be responsible for filing patent applications on, and directing the particulars (as described in Section 10.3(a)) of the patent prosecution for all Joint Inventions at its own cost and expense. Ignyta will exercise its reasonable efforts to keep Nerviano informed of significant steps taken in such matters. With respect to the prosecution of patent applications for Joint Inventions, Ignyta shall have the further right to take such actions as are necessary or appropriate to procure and maintain patents with respect thereto. All patent applications and patents directed to Joint Inventions (“Joint Patents”) shall be owned jointly between Nerviano and Ignyta. Upon request, unless and to the extent otherwise mutually agreed by each Party’s patent counsel, Ignyta, to the extent practicable, shall furnish Nerviano with copies of such Joint Patents and other related correspondence relating to the prosecution of the Joint Patents to and from patent offices throughout the Territory, and permit Nerviano to offer its comments thereon before Ignyta makes a submission to a patent office. Nerviano shall offer its comments promptly, including any request that the patents be filed in additional countries, although Ignyta shall determine the appropriate action after considering in good faith any comments or requests from Nerviano. If, in its sole discretion, Ignyta decides not to file a patent application on any Joint Invention, or ceases to diligently pursue prosecution or procurement, or fails to maintain the same in any country, that decision, cessation, or failure will not constitute a default under this Agreement. Rather, Nerviano shall then have the right, at its sole expense and in its sole discretion, to file patent applications, control prosecution and procurement, and maintain procured patents with respect to such Joint Invention. In respect of Joint Inventions, Ignyta shall pay all costs and expenses incurred in respect of patents prosecuted or maintained by it.

(c) Nerviano Patents. Nerviano shall prepare, prosecute and maintain all Nerviano Patents. Nerviano will exercise its reasonable efforts to keep Ignyta currently informed of significant steps to be taken in such preparation, prosecution and maintenance of all Nerviano Patents. Upon request, unless and to the extent otherwise mutually agreed by each Party’s patent counsel, Nerviano, to the extent practicable, shall furnish Ignyta with copies of such Patents and other related correspondence relating to the prosecution of all Nerviano Patents to and from patent offices, and permit Ignyta to offer its comments thereon before Nerviano makes a submission to a patent office. Nerviano will reasonably incorporate the comments received from Ignyta. Ignyta will have the right to choose which countries in which to file patent applications, provided that Nerviano shall file in the following countries: countries in the European Patent Convention, U.S., Japan, Australia, India, Mexico, Canada, Brazil, Chile, China (including Hong Kong),

Thailand, South Korea, and the following EAPC countries: Armenia, Azerbaijan, Belarus, Kazakhstan, Kyrghyz Republic, Republic of Moldova, Russia, Tajikistan and Turkmenistan. Ignyta shall offer its comments promptly, including the list of additional countries. Subject to its antecedent obligations below, Nerviano may discontinue the prosecution of any patent application or abandon any patent encompassed within the Nerviano Patents. If Nerviano decides not to file or to abandon or allow to lapse any patent application or patent within the Nerviano Patents in any country of the Territory, Nerviano will promptly inform Ignyta of such decision and in the case of abandonment, at least 30 days prior to such abandonment or lapse and will give Ignyta the opportunity to prosecute such patent application and/or maintain such patent at its expense and in Ignyta’s name. If Ignyta elects to undertake the prosecution of any Nerviano Patent, Nerviano will assign its right, title and interest in and to the pertinent Nerviano Patent to Ignyta, whereupon Ignyta will have no further obligation under this Agreement with respect to the payment of Royalties or otherwise pertaining to that Nerviano Patent.

10.4 Patent Term Extensions.

The Parties shall: (a) notify each other of the issuance of each patent where extension is possible included within the Nerviano Patents or Joint Patents, giving the date of issue and patent number for each such patent; and (b) advise each other in a timely manner of approval by the FDA, EMA, or MHLW to use or market any Product and any other governmental approval that is pertinent to any patent term extension or restoration. The Parties shall use reasonable efforts to obtain all available patent term extensions or restorations of such Nerviano Patents or Joint Patents (including those available under the Hatch-Waxman Act). To that end, each Party shall: (c) supply the other Party, in a timely manner, with any information in its possession or control pertaining to, or desirable for, the extension of any Nerviano Patents or Joint Patent; (d) execute and deliver to the other Party, in a timely manner, any authorizations, supporting affidavits and other documents required in connection with the extension of any Nerviano Patent or Joint Patent; and (e) take such other actions as may be reasonably requested by the other Party to obtain such extensions. The Parties shall cooperate with each other in seeking or gaining patent term restorations or extensions wherever applicable to such Nerviano Patents or Joint Patents, and in determining which Nerviano Patents or Joint Patent the Parties should seek and obtain patent term extension or restoration. The Party first eligible to seek patent term restoration or extension of any such Nerviano Patents or Joint Patent related thereto shall have the right to do so; provided, that if in any country the first Party has an option to extend the patent term for only one of several patents, the first Party will consult with the other Party before making the election. If more than one Nerviano Patents or Joint Patent is eligible for extension or patent term restoration, the Parties shall agree upon a strategy that will maximize patent protection for the Product.

10.5 Patent Certifications.

(a) Nerviano shall immediately give notice to Ignyta of any notice it receives of certification filed under the Hatch-Waxman Act claiming that any of the Nerviano Patents is invalid, unenforceable or that any infringement will not arise from the manufacture, use or sale of the Product by a Third Party. If Nerviano decides not to bring infringement proceedings against the entity making such a certification with respect to any such Nerviano Patents, Nerviano shall give notice to Ignyta of its decision not to bring suit within ten days after receipt of notice of such certification (or, if the time period permitted by law is less than 20 days, within half of the time period permitted by law for Nerviano to commence such action). Ignyta may then, but is not required to, bring suit against the Third Party that filed the certification. Any suit by either Party may be in the name of either or both Parties, as may be required by law. For this purpose, the Party not bringing suit shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the Party bringing suit.

(b) To the extent required by law or permitted by law, Ignyta shall use its Commercially Reasonable Efforts to maintain with the applicable regulatory authorities during the term of this Agreement correct and complete listings of applicable Patents for any Product then being commercialized by Ignyta, including all so called “Orange Book” listings required under the Hatch-Waxman Act.

10.6 Enforcement of Patent Rights.

(a) In the event that either Party becomes aware of any product containing the API that is made, used, or sold in the Territory which it believes to (i) infringe a Nerviano Patent or a Joint Patent, or (ii) constitute a misappropriation of know-how covering the use of either API or a Product in the Field, such Party (the “Notifying Party”) will promptly advise the other Party of all the relevant facts and circumstances known by the Notifying Party in connection with the infringement or misappropriation.

(b) Ignyta may enforce, and Nerviano does hereby grant to Ignyta the right to enforce, such Nerviano Patents or Joint Patents against such infringement or misappropriation in the Territory at Ignyta’s sole expense and in Ignyta’s sole discretion. Nerviano and its Affiliates will fully cooperate with Ignyta with respect to the investigation and prosecution of such alleged infringement or misappropriation by Ignyta including the joining of Nerviano and its Affiliates as a Party to such action, as may be required by the law of the particular forum where enforcement is being sought.

(c) Nerviano may enforce such Nerviano Patents and Joint Patents against such infringement or misappropriation in the Territory, at its sole expense and in its sole discretion, if: (i) within 120 days after receiving notice from Nerviano of the infringement or misappropriation, Ignyta elects, in its sole discretion, not to take action to investigate such alleged infringement or misappropriation and, if such infringement or misappropriation is subsequently reasonably demonstrated, and to timely institute an action to abate such alleged infringement or misappropriation and to prosecute such action diligently, or (ii) Ignyta notifies Nerviano that Ignyta does not plan to terminate the infringement or misappropriation or institute such action. Ignyta and its Affiliates will fully cooperate with Nerviano with respect to the investigation and prosecution of such alleged infringement or misappropriation including the joining of Ignyta and its Affiliates as a Party to such action, as may be required by the law of the particular forum where enforcement is being sought.

(d) Nerviano shall, at its own expense and discretion, enforce Nerviano Patents against such infringement or misappropriation. Ignyta and its Affiliates will fully cooperate with Nerviano with respect to the investigation and prosecution of such alleged infringement or misappropriation by Nerviano including the joining of Ignyta and its Affiliates as a Party to such action, as may be required by the law of the particular forum where enforcement is being sought.

(e) The Party prosecuting such infringement or misappropriation action will control the litigation and will bear all legal expenses (including court costs and legal fees and expenses), including settlement thereof; provided, that no settlement or consent judgment or other voluntary final disposition of any infringement or misappropriation action brought by a Party pursuant to this Section 10.6 may be entered into without the prior written consent of the other Party if such settlement would require the other Party to be subject to an injunction or to make a monetary payment in excess of $50,000 or would restrict the claims in or admit any invalidity of any of the Nerviano Patents or Joint Patents or significantly adversely affect the rights of the other Party to this Agreement.

(f) Any recovery obtained as a result of such action, whether by judgment, award, decree or settlement will first be applied to reimbursement of each Party’s out-of-pocket expenses in bringing such suit or proceeding, and 75% of the remaining balance shall be distributed to the Party bringing such enforcement action, and 25% to the other Party.

10.7 Patent Infringement Claims.

(a) Each Party shall notify the other Party promptly in writing of any claim of, or action for, infringement of any patents or misappropriation of trade secret rights of any Third Party which is threatened, made or brought against either Party by reason of the development, manufacture, use or sale of any Product by either Party. Ignyta shall be responsible for defense of all such claims against Ignyta in the Territory except as otherwise provided in Article 12.

(b) In any suit, action or proceeding referred to in this Section 10.7 (regardless of which Party commences or defends), each Party shall, at its own expense, fully cooperate with the other Party and supply all assistance reasonably requested by the Party carrying on the proceeding, including providing the other Party with such witnesses, documents and records and other evidence as may be reasonably requested.

10.8 Cooperation. In any suit to enforce and/or defend the License Patent Rights pursuant to this Section 10, the Party not in control of such suit shall, at the request and expense of the controlling Party, reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

11.	TERMINATION

11.1 Term of Agreement. With the exception of Sections 2, 7.3 (the last sentence only), 7.9, 9 and 11, this Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to other provisions of this Article 11, shall continue in full force and effect until Ignyta has duly and completely fulfilled its obligation to pay Royalties to Nerviano under Section 4.2. Should Ignyta not receive the whole Financing by December 31, 2013 - if the Parties have not agreed in writing to extend such deadline - this Agreement shall be considered automatically terminated. Following expiration of this Agreement - unless terminated in advance according to the provisions of present Article 11 - Ignyta shall have a fully paid-up, non-exclusive license under the Nerviano Know-How to conduct research and to develop, make, have made, use, sell, offer for sale and import Products in the Territory for use in the Field.

11.2 Termination by Ignyta. The Agreement may be terminated by Ignyta at any time as follows:

(a) prior to the First Commercial Sale of the Product, Ignyta may terminate this Agreement upon providing Nerviano with sixty (60) day written notice of its intent to terminate; or

(b) after the First Commercial Sale of the Product, Ignyta may terminate this Agreement upon three months prior written notice: provided, that Nerviano may then accelerate the effective date of termination to not less than 30 days after such notice from Ignyta.

11.3 Termination for Cause. Upon the material breach by one Party under this Agreement, the other Party shall notify the breaching Party of such breach, and require that the breaching Party cure such breach within 60 days (or, in the case of payment defaults, within 30 days), provided that, in the case of any default other than the payment default, such cure period shall be reasonably extended (not to exceed 120 days) if, despite the Commercially Reasonable Efforts of the breaching Party, such default may not be cured within such 60 day period. In the event that the material breach is not cured within the applicable cure period, the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and any other remedies available to it by law or in equity, to terminate this Agreement.

11.4 Effect of Termination.

(a) Termination of this Agreement pursuant to Section 11.1 shall not entitle any Party to claims for indemnification or other claims whatsoever between Parties other than for the case of incompliance in respect to above surviving clauses.

(b) Upon termination by Ignyta pursuant to Section 11.2 or by Nerviano pursuant to Sections 7.10 or 11.3:

(i) All sublicenses granted by Ignyta to its Sublicensees under this Agreement pursuant to Section 3.3 shall survive the termination of this Agreement provided that such Sublicensees are not in breach of their respective sublicense agreements and assumes in writing all obligations under such sublicense agreements to Nerviano directly; and

(ii) All rights and licenses granted by Nerviano to Ignyta will terminate.

(iii) Ignyta will assign to Nerviano all regulatory filings and Regulatory Approvals for the Product and the Development Data;

(iv) If termination occurs after submission of materials seeking Regulatory Approvals for the Product, all rights to all Product Trademarks for use with the Product (excluding Ignyta’s name) will be assigned to Nerviano;

(v) Ignyta will, at Nerviano’ option, transfer to Nerviano responsibility for any then-ongoing clinical trials of Products in which patient dosing has commenced, and Nerviano

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS ARE MARKED

WITH [*****] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

shall be solely responsible for the costs of conducting such trials incurred after the effective date of termination of this Agreement;

(vi) Ignyta shall grant to Nerviano a royalty-bearing, exclusive license (with right to sublicense) under the Joint Inventions, Ignyta Patents and Ignyta Know-How existing as of the date of termination solely for the API or its manufacture or use in any indication (and no other active pharmaceutical ingredient or diagnostic).

(vii) If Ignyta has commenced a Phase II Clinical Trial as of the date of termination, then Nerviano shall pay Ignyta royalties amounting to the following percentage of Annual Net Sales (as such definition is revised to encompass sales by Nerviano or its Affiliates or sublicensees):

Development Status at Termination	Royalty Rate
After commencement of a Phase II Clinical Trial	[*****	]
After commencement of a Phase III Clinical Trial	[*****	]

Ignyta will cooperate in any reasonable manner requested by Nerviano to achieve a smooth transition of the development, manufacturing, marketing and sales of the Product to Nerviano or its licensees, such as transfer of Manufacturing Technology and assistance in connection with regulatory matters relating to the transfer of the Product.

11.5 Surviving Provisions. The following Articles and Sections of this Agreement shall survive any expiration or termination of this Agreement for any reason: Sections 2.4, 9, 10, 11.4, 11.5, 12 and 13.

12.	INDEMNIFICATION

12.1 Mutual Indemnification. Each Party shall defend, indemnify and hold the other Party and its Affiliates, and their respective directors, officers, employees, agents, contractors, sublicensees, and consultants harmless from and against any and all liabilities, losses, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including reasonable attorneys’ fees and other expenses of litigation actually incurred) arising out of any claim or action brought by a Third Party (any of the foregoing, a “Loss”) arising out of or resulting from:

(a) the negligence, recklessness or intentional acts or omissions of the indemnifying Party and its Affiliates, and their respective directors, officers, employees and agents with respect to this Agreement and the transactions contemplated hereby;

(b) any breach of a representation, warranty, covenant or agreement of the indemnifying Party hereunder; and

(c) any personal injury or property damage occurring at a location owned, leased, or under the control of the indemnifying Party in connection with the transactions contemplated by this Agreement (except to the extent such Loss arose out of or resulted from the negligence, recklessness or intentional acts or omissions of the other Party or its Affiliates, and their respective directors, officers, employees and agents).

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS ARE MARKED

WITH [*****] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

12.2 Ignyta. Except to the extent required to be indemnified by Nerviano under Section 11.3 or the Supply Agreement, Ignyta shall defend, indemnify and hold Nerviano, its Affiliates, and their respective directors, officers, employees, licensees, harmless from and against any and all Losses arising out of the development, non-clinical or clinical testing, use or sale of the Product in the Territory by Ignyta or its Affiliates or Sublicensees, including any patent infringement or product liability claims (including any product defects, failure to comply with regulatory and other legal requirements, failure to provide adequate warnings and misuse of the Product); except the foregoing obligations of Ignyta will not apply to any Loss that arises from, or is due to any of: (a) actions or claims alleging that the method of manufacturing the Product used by Nerviano to manufacture the Product under the Supply Agreement infringes any patent rights of any Third Party; (b) Nerviano’ breach of its obligations under this Agreement including its representations and warranties; or (c) Nerviano’ negligence or willful misconduct.

12.3 Nerviano. Nerviano shall defend, indemnify and hold Ignyta, its Affiliates, and their respective directors, officers, employees, licensees, harmless from and against any and all Losses to which such persons may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of (a) a claim that the method of manufacturing the Product used by Nerviano to manufacture the Product under the Supply Agreement infringes any patent rights of any Third Party; (b) Nerviano’ breach of its obligations under this Agreement including its representations and warranties; or (c) Nerviano’ negligence or willful misconduct. Nerviano’ indemnification obligations under this Section 12.3 are in addition to Nerviano’ indemnification obligations set forth in the Supply Agreement.

12.4 Indemnification Procedure. In the event that either Party seeks indemnification under this Article 12, such Party shall inform the other Party of the claim as soon as reasonably practicable after it receives notice of the claim and, in any event, not later than 20 days after it receives such notice, and shall (a) permit the indemnifying Party to assume direction and control of the defense of the claim (including the right to settle such claim at its discretion; provided, that no such settlement may be entered into without the indemnified Party’s consent if such settlement may adversely impact such Party’s rights hereunder), and (b) cooperate as requested (at the expense of the indemnifying Party) in the defense of such claim. If both Parties are sued and it is reasonably likely that the Parties may have conflicting interests or if it is otherwise not advisable under applicable legal and ethical requirements for the indemnifying Party’s defense counsel to represent both Parties, separate independent counsel shall be retained for each Party at the expense of the indemnifying Party.

12.5 Insurance. Immediately upon the first administration of API or Product to a human in the Territory by Ignyta, its Affiliates or its Sublicensees, and for a period of three (3) years after the filing of an NDA in all Major Market Countries, Ignyta shall obtain and maintain, at its sole cost and expense, clinical trial insurance standard in the pharmaceutical trade in amounts of at least US[*****] per occurrence (or claim) and US[*****] in the aggregate limit of liability per year. Prior to the first NDA Approval, and for a period of five (5) years after the expiration of this Agreement or the earlier termination thereof, Ignyta shall obtain and maintain, at its sole cost and expense, product liability insurance standard in the pharmaceutical trade in amounts of at least US[*****] per occurrence (or claim) and US[*****] in the aggregate limit of liability per year. Ignyta shall provide written proof of the existence of such insurance to Nerviano upon request.

If Ignyta sublicenses its rights to sell the Product in accordance with Section 3.3, such insurance obligations may be satisfied by its Sublicensees.

13.	MISCELLANEOUS

13.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other Party shall be in writing, delivered by any lawful means to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Nerviano:	Nerviano Medical Sciences S.r.l.
Viale Pasteur 10
20014 Nerviano (Milano)
Italy
Attention: Chief Executive Officer

With required copy to:

Nerviano Medical Sciences S.r.l.
Viale Pasteur 10
20014 Nerviano (Milano)
Italy
Attention: Head of Business Development

If to Ignyta:	Ignyta, Inc.
11095 Flintkote Avenue, Suite D
San Diego, CA 92121, U.S.A
Attention: Chief Executive Officer

13.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (USA), without regard to the conflicts of law principles thereof.

13.3 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party; provided, that the Party so affected shall give prompt notice thereof to the other. If any such cause prevents either Party from performing any of its material obligations hereunder for more than six months, the other Party may then terminate this Agreement upon 90 days prior notice. Except as provided in the immediately preceding sentence, no such failure or delay shall terminate this Agreement, and each Party shall complete its obligations hereunder as promptly as reasonably practicable following cessation of the cause or circumstances of such failure or delay.

13.4	Dispute Resolution.

(a) The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement that relate to any Party’s rights or obligations hereunder. In the event of the occurrence of any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, any Party may, by written notice to the other, have such dispute referred to their respective officer designated below or their successors, for attempted resolution by good faith negotiations within sixty (60) days after such notice is received. Said designated officers are as follows:

For Nerviano: Chief Executive Officer

For Ignyta: Chief Executive Officer

(b) In the event that they shall be unable to resolve the dispute by executive mediation within thirty (30) days of the disputing Party’s notice, then the dispute shall be finally settled by binding arbitration as provided below. The arbitration shall be conducted in English. The award of arbitration shall be final and binding upon both Parties.

(c) Any arbitration proceeding shall be conducted in accordance with the arbitration rules of the London Court of International Arbitration (“LCIA”). The place of arbitration shall be London, England. The procedures specified in this Section 13.3 shall not prevent either Party from seeking preliminary or permanent injunctive relief with respect to breaches of obligations under this Agreement in any appropriate jurisdiction.

13.5 Assignment. Ignyta shall not assign its rights or obligations under this Agreement without the prior written consent of Nerviano; provided, however, that each Party may assign without prior written consent, this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any attempt to assign this Agreement in breach of the foregoing shall be void. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and each of their successors and permitted assigns.

13.6 Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto.

13.7 Entire Agreement. This Agreement embodies the entire agreement between the Parties and supersedes any prior representations, understandings and agreements between the Parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the Parties regarding the subject matter hereof that are not fully expressed herein.

13.8 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

13.9 Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

13.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.11 No Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any Third Party. The agreements herein contained are made for the sole benefit of the Parties hereto and no other person or entity is intended to or shall have any rights or benefits hereunder, whether as a third-party beneficiary or otherwise.

13.12 IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

NERVIANO MEDICAL SCIENCES

By:	/s/ Luciano Baielli

Name:	Dr. Luciano Baielli

Title:	Amministratore Delegato

IGNYTA, INC.

By:	/s/ Jonathan Lim

Name:	Jonathan Lim

Title:	President and Chief Executive Officer

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS ARE MARKED

WITH [*****] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

EXHIBIT 1.3

APIs

[*****]

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS ARE MARKED

WITH [*****] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

EXHIBIT 1.12

INITIAL DEVELOPMENT PLAN

[*****]

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS ARE MARKED

WITH [*****] AND HAVE BEEN FILED SEPARATELY WITH THE SEC.

EXHIBIT 1.28

NERVIANO PATENTS

[*****]1

[1]	This omitted portion consists of seven pages.

EXHIBIT 7.2

MASTER DEVELOPMENT PLAN

To be completed after Execution

EXHIBIT 7.3

ON-GOING CLINICAL STUDIES

A PHASE I DOSE ESCALATION STUDY OF NMS-1191372 IN ADULT PATIENTS WITH ADVANCED/METASTATIC SOLID TUMORS

Project Code:	NMS-ALKA-372

Therapeutic Area:	Oncology

Substance Identifier:	NMS-1191372

IND Number:	Not Applicable

Protocol Number:	ALKA-372-001

EudraCT Number:	2012-000148-88

Status:	Final

Protocol Version Number:	3

Included Amended Information as per:

	Date	Country(ies)	Site(s)

Amendment No. 2	14 March 2013	All	All

Amendment No. 1	05 March 2012	All	All

AMENDMENT NO. 1 TO LICENSE AGREEMENT

THIS AMENDMENT NO. 1 TO LICENSE AGREEMENT (the “Amendment”) is made as of October 25, 2013 by and between NERVIANO MEDICAL SCIENCES S.r.l., an Italian corporation (“Nerviano”), having a place of business at viale Pasteur, 10, 20014 Nerviano, Italy, and IGNYTA, INC., a Delaware corporation (“Ignyta”), having a place of business at 11095 Flintkote Avenue, Suite D, San Diego, California 92121, U.S.A., with respect to the following facts:

WHEREAS, Nerviano and Ignyta executed and delivered that certain License Agreement, dated as of October 10, 2013 (the “License Agreement”), pursuant to which, among other things, Nerviano grants to Ignyta certain licenses under certain intellectual property rights pursuant to the terms and provisions set forth therein;

WHEREAS, Section 13.6 of the License Agreement provides, in relevant part, that no change, modification, extension, termination or waiver of the License Agreement, or any of the provisions therein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties thereto; and

WHEREAS, in accordance with Section 13.6 of the License Agreement, the Parties hereby desire to amend certain provisions of the License Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1. Definitions; Construction. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given to them in the License Agreement. References in the License Agreement (including references to the License Agreement as amended and modified) to the “Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to refer to the License Agreement as amended and modified by this Amendment.

2. Amendments.

(a) Section 1.14 of the License Agreement is hereby amended and restated to read in full as follows:

1.14 “Effective Date” shall mean the date on which the Financing has been completed.

(b) Section 1.19 of the License Agreement is hereby amended and restated to read in full as follows:

1.19 “Financing” shall mean any financing by Ignyta or any of its Affiliates, completed after the Execution Date, whether in one transaction or a series of related transactions, in which Ignyta or any of its Affiliates receives aggregate gross proceeds of at least Twenty Million United States Dollars (US $20,000,000) in connection with the sale or issuance of any equity securities (convertible or otherwise) or debt securities of Ignyta or any of its Affiliates. As of the Effective Date, Ignyta intends to use commercially reasonable efforts to use a substantial portion of the Financing for the development and commercialization of the Products.

(c) Section 4.1(c) of the License Agreement is hereby amended and restated to read in full as follows:

(c) On the Effective Date, Ignyta shall cause the Issuer (as defined below) to issue to Nerviano a five (5) year warrant to purchase up to the number of shares of the Issuer’s Common Stock that a holder of fifty thousand (50,000) shares of Ignyta’s Common Stock prior to the Reverse Stock Split and the Merger would be entitled to receive following the Reverse Stock Split and the Merger, with an exercise price equal to the per share price utilized in the Financing and on other customary terms, where (i) “Reverse Stock Split” shall mean a reverse stock split of Ignyta’s currently outstanding shares of Common Stock, and (ii) “Merger” shall mean a merger pursuant to which Ignyta becomes a wholly owned subsidiary of a public reporting company (such public reporting company, the “Issuer”) that is contemplated to occur shortly following the Reverse Stock Split. Further, Nerviano may elect, by delivering to Ignyta written notice of such election no later than ten (10) days after the Effective Date, to receive up to One Million United States Dollars ($1,000,000) of the initial fee under Section 4.1(a) of this Agreement in shares of the Issuer’s Common Stock at the per share price utilized in the Financing and on substantially the same other terms as the Financing and subject to all applicable law, including without limitation customary representations relating to the issuance of such shares under Regulation S promulgated under the Securities Act of 1933, as amended, and in the event of an election under this sentence, the amount of such initial fee that shall be payable by Ignyta in cash on the due date therefor shall be reduced by the product of (A) the number of shares of the Issuer’s Common Stock so elected to be received by Nerviano, multiplied by (B) the per share price utilized in the Financing.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (U.S.A.), without regard to the conflicts of law principles thereof.

4. Entire Agreement. The Agreement, as amended by this Amendment, embodies the entire agreement between the Parties and supersedes any prior representations, understandings and agreements between the Parties regarding the subject matter hereof and thereof. There are no representations, understandings or agreements, oral or written, between the Parties regarding the subject matter hereof that are not fully expressed in the Agreement, as amended hereby.

5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6. Miscellaneous. Except as expressly set forth in this Amendment, all of the terms and provisions of the Merger Agreement shall remain unchanged, unmodified and in full force and effect, and the Merger Agreement shall be read together and construed with this Amendment. This Amendment, together with the Merger Agreement as amended by this Amendment, shall supersede and replace any prior agreement or arrangement between the parties hereto relating to the subject matter hereof.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

NERVIANO MEDICAL SCIENCES

By:	/s/ Luciano Baielli

Name:	Dr. Luciano Baielli

Title:	Amministratore Delegato

IGNYTA, INC.

By:	/s/ Jonathan Lim

Name:	Jonathan Lim

Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to License Agreement]